SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                ----------------

                                 Amendment No. 2

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                   FEI Company
                                (NAME OF ISSUER)

                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                    30241L109
                                 (CUSIP NUMBER)

                                December 31, 2008
             (Date of Event which requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
        Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [x] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

                                                         (Page 1 of 16 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30241L109                   13G/A             Page 2 of 16 Pages

-------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Highway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    48,341
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    48,341
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          48,341
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.13%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30241L109                   13G/A             Page 3 of 16 Pages

-------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Thruway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    293,942
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    293,942
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          293,942
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.79%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30241L109                   13G/A             Page 4 of 16 Pages

-------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Roadway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    159,904
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    159,904
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          159,904
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.43%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30241L109                   13G/A             Page 5 of 16 Pages

-------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Expressway Partners Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    838,414
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    838,414
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          838,414
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.26%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30241L109                   13G/A             Page 6 of 16 Pages

-------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Freeway Partners Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    118,194
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    118,194
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          118,194
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.32%
-----------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30241L109                   13G/A             Page 7 of 16 Pages

-------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Motorway Partners Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30241L109                   13G/A             Page 8 of 16 Pages

-------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Principled Capital Management, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    502,187
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    502,187
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          502,187
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.35%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30241L109                   13G/A             Page 9 of 16 Pages

-------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Principled Asset Administration, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,458,795
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,458,795
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,458,795
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.93%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          OO, IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30241L109                   13G/A             Page 10 of 16 Pages

-------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Gerald C. Catenacci
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada and United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,458,795
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,458,795
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,458,795
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.93%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 30241L109                   13G/A             Page 11 of 16 Pages

ITEM 1(a).  NAME OF ISSUER:

         The name of the issuer is FEI Company. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
       5350 NE Dawson Creek Drive, Hillsboro, OR 97124-5793

ITEM 2(a). NAME OF PERSON FILING:

         This statement is filed by:

         (i) Highway Partners, L.P. ("Highway"), a Delaware limited partnership, with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;

         (ii) Thruway Partners, L.P. ("Thruway"), a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;

         (iii) Roadway Partners, L.P. ("Roadway"), a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;

         (iv) Expressway Partners Master Fund, Ltd. ("Expressway"), a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;

         (v) Freeway Partners Master Fund, Ltd. ("Freeway"), a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;

         (vi) Motorway Partners Master Fund, Ltd. ("Motorway"), a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;

         (vii) Principled Capital Management, L.L.C. ("PCM"), a Delaware limited liability company, which is the general partner of Highway, Thruway and Roadway, with respect to the Common Stock directly owned by Highway, Thruway and Roadway;

         (viii) Principled Asset Administration, L.L.C. ("PAA"), a Delaware limited liability company, which is the investment adviser to Highway, Thruway, Roadway, Expressway, Freeway and Motorway, with respect to the Common Stock directly owned by Highway, Thruway, Roadway, Expressway, Freeway and Motorway; and

         (ix) Gerald C. Catenacci ("Mr. Catenacci"), the managing member of PCM and PAA, with respect to the Common Stock directly owned by Highway, Thruway, Roadway, Expressway, Freeway and Motorway.

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


ITEM 2(b). ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

         The address of the business office of Highway, Thruway, Roadway, PCM, PAA and Mr. Catenacci is 666 Fifth Avenue, 37th Floor, New York, New York 10103.

         The address of the registered office of Expressway, Freeway and Motorway is Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002 Cayman Islands.

ITEM 2(c). CITIZENSHIP:

          Highway, Thruway and Roadway are Delaware limited partnerships. Expressway, Freeway and Motorway are Cayman Islands exempted companies. PCM and PAA are Delaware limited liability companies. Mr. Catenacci has citizenship in Canada and the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock

ITEM 2(e).  CUSIP NUMBER:  30241L109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a)[ ] Broker or dealer registered under Section 15 of the Act

          (b)[ ] Bank as defined in Section 3(a)(6) of the Act

          (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d)[ ] Investment Company registered under Section 8 of the Investment Company Act

          (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g)[ ] Parent Holding Company, in accordance with Rule
                 13d-1(b)(ii)(G); see item 7

          (h)( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c) CHECK THIS BOX. [X]

ITEM 4. OWNERSHIP.

A. Highway
         (a) Amount beneficially owned: 48,341
         (b) Percent of class: 0.13% The percentages used herein and in the rest of Item 4 are calculated based the 37,134,220 shares of Common Stock issued and outstanding as of October 28, 2008 as reflected in the issuer's Form 10-Q filed October 31, 2008.
         (c) (i) Sole Power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 48,341
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 48,341

B. Thruway
         (a) Amount beneficially owned: 293,942
         (b) Percent of class: 0.79%
         (c) (i) Sole Power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 293,942
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 293,942

C. Roadway
         (a) Amount beneficially owned: 159,904
         (b) Percent of class: 0.43%
         (c) (i) Sole Power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 159,904
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 159,904

CUSIP No. 30241L109                   13G/A             Page 13 of 16 Pages

D. Expressway
         (a) Amount beneficially owned: 838,414
         (b) Percent of class: 2.26%
         (c) (i) Sole Power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 838,414
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 838,414

E. Freeway
         (a) Amount beneficially owned: 118,194
         (b) Percent of class: 0.32%
         (c) (i) Sole Power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 118,194
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 118,194

F. Motorway
         (a) Amount beneficially owned: -0-
         (b) Percent of class: 0%
         (c) (i) Sole Power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: -0-
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: -0-

G. PCM*
         (a) Amount beneficially owned: 502,187
         (b) Percent of class: 1.35%
         (c) (i) Sole Power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 502,187
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 502,187

H. PAA**
         (a) Amount beneficially owned: 1,458,795
         (b) Percent of class: 3.93%
         (c) (i) Sole Power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 1,458,795
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,458,795

I. Mr. Catenacci***
         (a) Amount beneficially owned: 1,458,795
         (b) Percent of class: 3.93%
         (c) (i) Sole Power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 1,458,795
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,458,795

* PCM, as the general partner of Highway, Thruway and Roadway, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway and Roadway. PCM disclaims beneficial ownership of the Common Stock reported herein.

** PAA, as the investment adviser of Highway, Thruway, Roadway, Expressway, Freeway and Motorway, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway, Roadway, Expressway, Freeway and Motorway. PAA disclaims beneficial ownership of the Common Stock reported herein.

*** Mr. Catenacci, as the managing member of PCM and PAA with investment power and voting power, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway, Roadway, Expressway, Freeway and Motorway. Mr. Catenacci disclaims beneficial ownership of the Common Stock reported herein.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

CUSIP No. 30241L109                   13G/A             Page 14 of 16 Pages

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         PCM, as the general partner of Highway, Thruway and Roadway, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway and Roadway. PCM disclaims beneficial ownership of the Common Stock reported herein.

         PAA, as the investment adviser of Highway, Thruway, Roadway, Expressway, Freeway and Motorway, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway, Roadway, Expressway, Freeway and Motorway. PAA disclaims beneficial ownership of the Common Stock reported herein.

         Mr. Catenacci, as the managing member of PCM and PAA with investment power and voting power, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway, Roadway, Expressway, Freeway and Motorway. Mr. Catenacci disclaims beneficial ownership of the Common Stock reported herein.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below the undersigned certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 30241L109                   13G/A             Page 15 of 16 Pages

                                   SIGNATURES

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   February 13, 2009


                               HIGHWAY PARTNERS, L.P.
                               BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                               BY:      /S/ GERALD C. CATENACCI
                                        ---------------------
                                        Gerald C. Catenacci
                                        Managing Member


                               THRUWAY PARTNERS, L.P.
                               BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                               BY:      /S/ GERALD C. CATENACCI
                                        ---------------------
                                        Gerald C. Catenacci
                                        Managing Member


                               ROADWAY PARTNERS, L.P.
                               BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                               BY:      /S/ GERALD C. CATENACCI
                                        ---------------------
                                        Gerald C. Catenacci
                                        Managing Member


                               EXPRESSWAY PARTNERS MASTER FUND, LTD.
                               BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                               BY:      /S/ GERALD C. CATENACCI
                                        ---------------------
                                        Gerald C. Catenacci
                                        Managing Member


                               FREEWAY PARTNERS MASTER FUND, LTD.
                               BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                               BY:      /S/ GERALD C. CATENACCI
                                        ---------------------
                                        Gerald C. Catenacci
                                        Managing Member


                               MOTORWAY PARTNERS MASTER FUND, LTD.
                               BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                               BY:      /S/ GERALD C. CATENACCI
                                        ---------------------
                                        Gerald C. Catenacci
                                        Managing Member

CUSIP No. 30241L109                   13G/A             Page 16 of 16 Pages

                               PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                               BY:      /S/ GERALD C. CATENACCI
                                        ---------------------
                                        Gerald C. Catenacci
                                        Managing Member


                               PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                               BY:      /S/ GERALD C. CATENACCI
                                        ---------------------
                                        Gerald C. Catenacci
                                        Managing Member


                               GERALD C. CATENACCI, INDIVIDUALLY
                               BY:      /S/ GERALD C. CATENACCI
                                        --------------------
                                        Gerald C. Catenacci